SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G
                                    (Rule 13d-102)

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT 1934(1)


                                 DIGENE  CORPORATION
          -----------------------------------------------------------------
                                   (Name of Issuer)

                             COMMON STOCK, $.01 PAR VALUE
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     253752 10 9
                                ---------------------
                                    (CUSIP Number)


               [Check the following box if a fee is being paid with this Statement. [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)]







          -----------------------

              (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            CUSIP No.  253752 10 9     13G        Page 2 of 5 Pages
            ----------------------                -----------------

         --------------------------------------------------------------------
            1   NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                MUREX DIAGNOSTICS CORPORATION
         --------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                   (b) [ ]
         --------------------------------------------------------------------
            3   SEC USE ONLY

         --------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

         --------------------------------------------------------------------
             NUMBER OF     5   SOLE VOTING POWER
              SHARES
           BENEFICIALLY  ----------------------------------------------------
             OWNED BY      6   SHARED VOTING POWER
               EACH
             REPORTING   ----------------------------------------------------
            PERSON WITH    7   SOLE DISPOSITIVE POWER

                         ----------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

         --------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

         --------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                        [ ]
         --------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


         --------------------------------------------------------------------
                TYPE OF REPORTING PERSON*

                CO
         --------------------------------------------------------------------

                         *SEE INSTRUCTIONS BEFORE FILLING OUT

                                     SCHEDULE 13G
                                     ------------

          ITEM 1(A).          NAME OF ISSUER:
                              --------------

               Digene Corporation (the "Issuer").

          ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                              ---------------------------------------
                              OFFICES:
                              -------

               9000 Virginia Manor Road
               Beltsville, Maryland  20705

          ITEM 2(A).          NAME OF PERSON FILING:
                              ---------------------

               Murex Diagnostics Corporation ("Murex").

          ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                              ------------------------------------

               Murex Diagnostics Corporation
               Second Floor
               Trident House
               Bridgetown, St. Michael
               Barbados

          ITEM 2(C).          CITIZENSHIP:
                              -----------

               Murex is a Barbados corporation.

          ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                              ----------------------------

               Common Stock, $.01 par value

          ITEM 2(E).          CUSIP NUMBER:
                              ------------

               253752 10 9

          ITEM 3.        TYPE OF PERSON:
                         --------------

               Not applicable

          ITEM 4.        OWNERSHIP.
                         ---------

               Not applicable

          ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                         --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following, [X].

          ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         ------------------------------------------------
                         ANOTHER PERSON.
                         --------------

               Not applicable.

          ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
                         ----------------------------------------
                         SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                         --------------------------------------------
                         REPORTED ON BY THE PARENT HOLDING COMPANY.
                         -----------------------------------------

               Not applicable

          ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                         -----------------------------------------------
                         THE GROUP.
                         ---------

               Not applicable

          ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                         ------------------------------

               Not applicable.

          ITEM 10.       CERTIFICATION.
                         -------------

                    By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      SIGNATURE
                                      ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  February 12, 1998
                           --

                                             MUREX DIAGNOSTICS CORPORATION


                                              /s/ Peet Van Jaarsveld
                                             ------------------------------
                                             By:  Peet Van Jaarsveld,
                                                  Managing Director